EXHIBIT 5
OPINION ON LEGALITY


                       Thomas C. Cook & Associates, Ltd.
                         4955 South Durango, Suite 214
                            Las Vegas, Nevada 89113
                             Phone:  (702) 952-8520

Admitted to practice in                        Facsimile  (702) 952-8521
Nevada and California                          www.esquireonline.com


July 7, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Trezac International Corporation
     Registration Statement on Form S-8

Gentlemen:

     We have acted as special counsel to Trezac International Corporation, a Texas corporation (the "Company"), in connection with the preparation for filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 ("Registration Statement") under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of 37,000,000 shares ("Shares") of the Company's common stock, par value $0.0001 per share ("Common Stock") as compensation for Consulting Services Agreements
(the "Consulting Services Agreements").

     We have examined the Consulting Services Agreements and such corporate records, documents, instruments and certificates of the Company, and have reviewed such other documents as we have deemed relevant under the circumstances. In such examination, we have assumed without independent investigation the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity of any documents submitted to us as copies to their respective originals. As to certain questions of fact material to this opinion, we have relied without independent investigation upon statements or certificates of public officials and officers of the Company.

     The Shares will be issued to consultants and participants as compensation for their services on behalf of the Company. Such persons have provided bona-fide services to the Company which are not in relation to the offer or sale of securities in a capital-raising transaction, and which did not either directly or indirectly promote or maintain a market for the Company's securities. The shares to be issued to these individuals are pursuant to corporate resolution and the approval of the Board of Directors of the Company.


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     Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the Plans, will be legally issued, fully paid and non-assessable.

     In connection with this opinion, we have examined the Registration Statement, the Company's Articles of Incorporation and By-laws, and such other documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

     We render no opinion as to the laws of any jurisdiction other than the internal laws of the State of Nevada, where these consulting agreements were signed.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Opinions" in the prospectus included in the Registration Statement.

      This opinion is conditioned upon the compliance by the Company with all applicable provisions of the Securities Act of 1933, as amended, and such state securities rules, regulations and laws as may be applicable.

Very truly yours,

/s/ Thomas C. Cook
-----------------------------------
Thomas C. Cook, Esq.
Thomas C. Cook and Associates, Ltd.

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